Service Corporation International Announces Third Quarter Results, Updates 2010 Outlook and Provides Initial 2011 Outlook

- Conference call on Thursday, October 28, 2010, at 9:00 a.m. Central Time.

HOUSTON, Oct. 27 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today reported results for the third quarter 2010.  Our unaudited condensed consolidated financial statements can be found at the end of this press release.  The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$ 533.2	$ 497.2	$ 1,619.3	$ 1,521.8
Operating income	$ 68.5	$ 78.0	$ 250.0	$ 232.6
Net income attributable to common stockholders	$ 18.8	$ 31.2	$ 90.0	$ 88.8
Diluted earnings per share	$ .08	$ .12	$ .36	$ .35
Earnings from continuing operations excluding special items(1)	$ 31.9	$ 32.4	$ 104.0	$ 93.3
Diluted earnings per share from continuing operations excluding special items(1)	$ .13	$ .13	$ .41	$ .37
Diluted weighted average shares outstanding	247.5	253.0	252.5	251.3
Net cash provided by operating activities	$ 80.1	$ 94.2	$ 266.1	$ 305.3
Net cash provided by operating activities excluding special items(1)	$ 82.5	$ 94.2	$ 270.0	$ 305.3

  Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided from operating activities are non-GAAP financial measures. A reconciliation to net income, diluted earnings per share, and net cash provided from operating activities computed in accordance with GAAP can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Highlights:

  Diluted earnings per share from continuing operations, excluding special items were $0.13 for both the third quarter 2010 and the prior year third quarter.  Although the results were consistent, the prior year earnings included a $.02 benefit from a reduction in certain self-insurance reserves.  This was replaced in the current period by increased cemetery merchandise deliveries and the completion of more cemetery construction projects, lower effective tax rates realized through favorable tax planning, as well as earnings accretion related to the Keystone and Palm acquisitions.
  Funeral gross profit increased $0.3 million, or 0.4%, and the funeral gross margin percentage declined to 19.2% from 20.9%.  The prior year benefited from reductions in certain self-insurance reserves; however, increased funeral case volume and profits from the Keystone and Palm Mortuaries acquisitions delivered an overall increase in funeral gross profit.
  Cemetery gross profit increased $1.1 million, or 3.4%, while cemetery gross margin percentage was consistent with the prior year at 19.3%.  The current quarter included strong revenues from new construction property, the comparative benefit of which was partially offset by the release of certain self-insurance reserves in the prior year quarter.
  Net cash provided by operating activities excluding special items for the quarter decreased $11.7 million to $82.5 million primarily as a result of higher cash taxes and higher cash interest payments.

Tom Ryan, the Company's President and Chief Executive Officer, commented on the third quarter of 2010:

"SCI delivered a solid quarter with results in line with our expectations, led primarily by the positive contribution from recent acquisitions and favorable cemetery segment performance.   For the nine month period, we have exceeded our internal expectations and expect to finish the year strong.  With our new operating structure maturing, we expect to deliver solid growth in 2011.  We will continue to pursue opportunities to increase shareholder value while continuing our emphasis on prudent risk and capital management, and believe we are well positioned for the future."

REVIEW OF RESULTS FOR THIRD QUARTER 2010 Consolidated Segment Results
(In millions, except funeral services performed and average revenue per funeral service)	Three Months Ended September 30,
	2010	2009
Funeral
Funeral atneed revenue	$ 226.2	$ 211.7
Funeral recognized preneed revenue	110.8	99.6
Other funeral revenue(1)	22.0	17.6
Total funeral revenues	$ 359.0	$ 328.9

Gross profit	$ 69.0	$ 68.7
Gross margin percentage	19.2%	20.9%

Funeral services performed	64,680	60,494
Average revenue per funeral service	$ 5,210	$ 5,146

Cemetery
Cemetery atneed revenue	$ 58.1	$ 58.9
Cemetery recognized preneed revenue	95.5	89.0
Other cemetery revenue (2)	20.6	20.4
Total cemetery revenues	$ 174.2	$ 168.3

Gross profit	$ 33.6	$ 32.5
Gross margin percentage	19.3%	19.3%

  Other funeral revenue consists primarily of General Agency (GA) revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.
  Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income, and interest and finance charges earned from customer receivables on preneed installment contracts.

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended September 30, 2010 and 2009. We consider comparable operations to be those owned for the entire period beginning January 1, 2009 and ending September 30, 2010.

(Dollars in millions, except average revenue per funeral service and average revenue per contract sold)	Three Months Ended September 30,
	2010	2009
Comparable funeral revenue:
Atneed revenue	$ 203.3	$ 208.8
Recognized preneed revenue	104.4	98.5
Other funeral revenue(1)	21.1	17.5
Total comparable funeral revenues	$ 328.8	$ 324.8

Comparable gross profit	$ 63.0	$ 68.8
Comparable gross margin percentage	19.2%	21.2%

Comparable funeral services performed:
Preneed	21,191	20,681
Atneed	37,485	38,951
Total	58,676	59,632

Comparable average revenue per funeral service	$ 5,244	$ 5,153
Comparable preneed funeral production:
Sales	$ 126.0	$ 122.2
Total preneed funeral contracts sold	23,374	23,860
Average revenue per contract sold	$ 5,391	$ 5,122

  Other funeral revenue consists primarily of General Agency (GA) revenues, which are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

  Comparable funeral revenues increased $4.0 million, as higher General Agency revenues and higher average revenues per funeral service more than offset a decline in funeral services performed.
  Comparable funeral gross profit was $5.8 million below the prior year quarter and gross margin percentage decreased from 21.2% to 19.2%, primarily attributable to lower costs in the prior year that resulted from a $4.5 million reduction in certain self-insurance reserves.  The remaining decrease in profits is due to higher preneed selling costs and higher field overhead costs associated with our new operating structure in the current period.
  Comparable funeral services performed decreased 1.6%, which we believe is consistent with trends experienced by other funeral service providers and industry vendors.
  The comparable average revenue per funeral service grew 1.8% over the prior year quarter. Excluding a favorable Canadian currency impact and higher funeral trust fund income, the average revenue per funeral service grew approximately 0.9%.
  Preneed funeral sales production increased $3.8 million, or 3.1%. Total funeral contracts sold decreased 2.0% while the average revenue per contract sold increased 5.3%.  Preneed funeral sales are deferred and recognized as revenues in the future when the funeral service is performed.
  The cremation rate increased to 41.6% in the third quarter of 2010 compared to 41.0% for the same period of 2009.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended September 30, 2010 and 2009. We consider comparable operations to be those owned for the entire period beginning January 1, 2009 and ending September 30, 2010.

(Dollars in millions)	Three Months Ended September 30,
	2010	2009
Comparable cemetery revenue:
Atneed revenue	$ 57.0	$ 58.0
Recognized preneed revenue	93.7	87.5
Other cemetery revenue(1)	20.4	19.7
Total comparable cemetery revenues	$ 171.1	$ 165.2

Comparable gross profit	$ 33.4	$ 32.2
Comparable gross margin percentage	19.5%	19.5%

Comparable preneed and atneed cemetery sales production:
Property	$ 80.0	$ 86.8
Merchandise and services	84.8	86.5
Discounts	(14.4)	(16.5)
Preneed and atneed cemetery sales production	$ 150.4	$ 156.8
Recognition rate (2)	100%	93%

  Other cemetery revenue is primarily related to cemetery merchandise and service trust fund income, endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installment contracts.
  Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

  Total comparable cemetery revenues increased $5.9 million, or 3.6%, primarily as a result of increased new construction property and higher merchandise deliveries in the current period, offset by lower sales of developed property.
  Cemetery gross profit increased $1.2 million, or 3.7%, and gross margin percentage remained constant at 19.5% compared to the prior period.  The increase in comparable cemetery revenues was offset by higher expenses in the current quarter compared to the prior year quarter, which included the benefit from a $2.7 million reduction in certain self-insurance reserves recognized in the third quarter of 2009.
  Preneed and atneed cemetery sales production decreased $6.4 million, or 4.1%.  Half of the decrease was related to lower Canadian sales production where changes in the tax code effective July 1, 2010 caused an acceleration of sales in the first half of the year.

Other Financial Results

  General and administrative expenses were $26.9 million in the third quarter of 2010, an increase of $5.9 million compared to the third quarter of 2009.  The current quarter included acquisition and transition expenses of $2.2 million, and an increase in legal costs and employee benefit expenses compared to the prior year quarter.

Cash Flow and Capital Spending

Set forth below is a reconciliation of net cash provided by operating activities excluding special items to our reported net cash provided by operating activities prepared in accordance with GAAP.  We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net cash provided by operating activities, as reported	$ 80.1	$ 94.2	$ 266.1	$ 305.3
Acquisition cost	0.5	—	0.5	—
Transition costs	1.9	—	3.4	—
Net cash provided by operating activities excluding special items	$ 82.5	$ 94.2	$ 270.0	$ 305.3

  Net cash provided by operating activities excluding special items for the quarter was $82.5 million, a decrease of $11.7 million compared to the prior year quarter.  The decrease was primarily a result of $8.9 million higher cash taxes, $2.1 million higher cash interest, and net timing differences on payroll expenditures in the current quarter.

Consistent with our financial objectives, we were successful in prudently managing our capital expenditures during the three and nine month periods ended September 30, 2010.  The increase in capital spending in 2010 primarily reflects new system integration costs and the additional properties owned as a result of the Keystone acquisition.  A summary of our capital expenditures is set forth below:

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Capital improvements at existing locations	$ 15.1	$ 10.0	$ 40.0	$ 27.1
Development of cemetery property	9.8	7.7	24.5	23.8
Construction of new funeral home facilities and other growth	0.9	2.3	2.9	11.6
Total capital expenditures	$ 25.8	$ 20.0	$ 67.4	$ 62.5

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses and dividends.  A summary of our consolidated trust fund performance for the three and nine months ended September 30, 2010 is set forth below:

	Three Months	Nine Months
Preneed Funeral	8.3%	5.4%
Preneed Cemetery	9.2%	6.0%
Cemetery Perpetual Care	6.1%	10.2%
Combined Trust Funds	8.0%	7.3%

OUTLOOK FOR REMAINDER OF 2010 AND 2011

Our outlook for potential earnings and cash flow in the fourth quarter and full year of 2010 as well as our initial outlook for fiscal 2011 is as follows:

(In millions except per share amounts)	4 th Qtr 2010 Guidance	Updated 2010 Guidance	2011 Guidance
Diluted earnings per share from continuing operations excluding special items (1)	$.12 to $.14	$.53 to $.55	$.53 to $.61
Net cash provided by operating activities excluding special items (1)	$60 to $75	$330 to $345	$320 to $370
Capital improvements at existing facilities and cemetery development expenditures	Approx. $20	Approx. $85	$85 to $95

  Diluted earnings per share excluding special items and Net cash provided by operating activities excluding special items are non-GAAP financial measures.  We normally reconcile these non-GAAP financial measures to diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis.  Our guidance for 2010 and 2011 excludes the following because this information is not currently available for the remainder of 2010 and for 2011:  Gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and/or cash taxes, acquisition and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation.  The foregoing items, especially gains or losses associated with asset divestitures, could materially impact our forward-looking diluted EPS and net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP financial measures".

This outlook reflects management's current views and estimates regarding future economic and financial market conditions, company performance and financial results, business prospects, the competitive environment and other events.  This outlook is subject to a number of risks and uncertainties, many of which are beyond the control of SCI, that could cause actual results to differ materially from the potential results highlighted above.  A further list and description of these risks and uncertainties and other matters can be found later in this press release under "Cautionary Statement on Forward-Looking Statements".

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided by operating activities excluding special items shown above are all non-GAAP financial measures.  We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income, expense, and cash items not affecting continuing operations.  We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of earnings from continuing operations excluding special items to our reported net income attributable to common stockholders and diluted earnings per share from continuing operations excluding special items to our GAAP diluted earnings per share.  We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended September 30,
	2010		2009
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$ 18.8	$ .08	$ 31.2	$ .12
After-tax reconciling items:
Losses on divestitures and impairment charges, net	8.5	..03	2.3	..01
Acquisition and transition costs	1.8	..01	—	—
Losses (gains) on early extinguishment of debt	5.3	..02	(0.3)	—
Change in certain tax reserves	(2.5)	(.01)	(0.8)	—
Earnings from continuing operations excluding special items	$ 31.9	$ .13	$ 32.4	$ .13

Diluted weighted average shares outstanding (in thousands)		247,523		253,048

(In millions, except diluted EPS)	Nine Months Ended September 30,
	2010		2009
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$ 90.0	$ .36	$ 88.8	$ .35
After-tax reconciling items:
Losses on divestitures and impairment charges, net	3.2	..01	5.3	..02
Acquisition and transition costs	6.4	..03	—	—
Losses (gains) on early extinguishment of debt	5.5	..02	(2.4)	(.01)
Change in certain tax reserves	(1.1)	(.01)	1.6	..01
Earnings from continuing operations excluding special items	$ 104.0	$ .41	$ 93.3	$ .37

Diluted weighted average shares outstanding (in thousands)		252,486		251,272

Conference Call and Webcast

We will host a conference call on Thursday, October 28, 2010, at 9:00 a.m. Central Time.  A question and answer session will follow a brief presentation made by management.  The conference call dial-in number is (857) 350-1678 with the passcode of 73411719.  The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com.  A replay of the conference call will be available through November 11, 2010 and can be accessed at (617) 801-6888 with the passcode of 19622932.  Additionally, a replay of the conference call will be available on our website for approximately ninety days.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf.  Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, access to capital markets, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, and negative currency translation effects.
  Changes in operating conditions such as supply disruptions and labor disputes.
  Our inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy costs (e.g., electricity, natural gas and fuel oil), costs of other materials, employee-related costs or other factors.
  Our inability to complete acquisitions, divestitures or strategic alliances as planned or to realize expected synergies and strategic benefits.
  The outcomes of pending lawsuits, proceedings, and claims against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.
  Allegations regarding compliance with laws, regulations, industry standards, and customs regarding funeral or burial procedures and practices.
  The amounts payable by us with respect to our outstanding legal matters exceeding our established reserves.
  Amounts that we may be required to replenish into our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements.
  The outcome of pending Internal Revenue Service audits.  We maintain accruals for tax liabilities which relate to uncertain tax matters.  If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. While such payments would affect our cash flow, we do not believe it would impair our ability to service debt or our overall liquidity.  If these tax matters are favorably resolved, the accruals maintained by us will no longer be required, and these amounts will be released through the tax provision at the time of resolution.
  Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures, and local economic conditions.
  Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting, and trusting policies.
  Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
  Our ability to successfully access surety and insurance markets at a reasonable cost.
  Our ability to successfully leverage our substantial purchasing power with certain of our vendors.
  The effectiveness of our internal control over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain an unqualified attestation report of our auditors regarding the effectiveness of our internal control over financial reporting.
  The possibility that restrictive covenants in our credit agreement may prevent us from engaging in certain transactions.
  Our ability to buy our common stock under our share repurchase programs, which could be impacted by, among others, restrictive covenants in our bank agreements, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.
  The financial conditions of third-party insurance companies that fund our preneed funeral contracts may impact our future revenues.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future goodwill impairments.
  Our funeral and cemetery trust funds' investments in equity securities, fixed income securities, and mutual funds may be impacted by market conditions that are beyond our control.
  Failure to realize the anticipated benefits and/or successful implementation of acquisitions, which could prove to be disruptive and could result in the combined business failing to meet our expectations.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings included in our 2009 Annual Report on Form 10-K.  Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services.  At September 30, 2010, we owned and operated 1,405 funeral homes and 382 cemeteries (of which 218 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico.  Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.  For more information about Service Corporation International, please visit our website at www.sci-corp.com.  For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young – Director / Investor Relations	(713) 525-9088
Media:	Lisa Marshall – Managing Director / Corporate Communications	(713) 525-3066

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (In thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$ 533,165	$ 497,217	$ 1,619,301	$1,521,761
Costs and expenses	(430,518)	(396,054)	(1,295,049)	(1,218,653)
Gross profit	102,647	101,163	324,252	303,108
General and administrative expenses	(26,860)	(20,961)	(80,035)	(69,213)
(Losses) gains on divestitures and impairment charges, net	(7,291)	(2,221)	5,831	(1,280)
Operating income	68,496	77,981	250,048	232,615
Interest expense	(31,497)	(29,383)	(96,281)	(93,439)
(Loss) gain on early extinguishment of debt	(9,066)	482	(9,357)	3,922
Other income, net	688	885	3,077	1,430
Income from continuing operations before income taxes	28,621	49,965	147,487	144,528
Provision for income taxes	(9,941)	(19,403)	(57,255)	(56,006)
Net income	18,680	30,562	90,232	88,522
Net loss (income) attributable to noncontrolling interests	85	600	(270)	274
Net income attributable to common stockholders	$ 18,765	$ 31,162	$ 89,962	$ 88,796
Basic earnings per share	$ .08	$ .12	$ .36	$ .35
Diluted earnings per share	$ .08	$ .12	$ .36	$ .35
Basic weighted average number of shares	246,214	251,765	250,762	250,858
Diluted weighted average number of shares	247,523	253,048	252,486	251,272

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (In thousands, except share amounts)
	September 30, 2010	December 31, 2009

Current assets:
Cash and cash equivalents	$ 135,813	$ 179,745
Receivables, net	88,554	92,189
Deferred tax asset	53,254	51,534
Inventories	33,713	31,117
Current assets held for sale	1,112	1,197
Other	32,049	21,640
Total current assets	344,495	377,422
Preneed funeral receivables, net and trust investments	1,371,536	1,356,353
Preneed cemetery receivables, net and trust investments	1,459,201	1,382,717
Cemetery property, at cost	1,502,771	1,489,065
Property and equipment, net	1,620,484	1,591,074
Non-current assets held for sale	5,376	80,901
Goodwill	1,288,261	1,201,332
Deferred charges and other assets	395,615	522,389
Cemetery perpetual care trust investments	962,758	889,689
	$ 8,950,497	$ 8,890,942

Current liabilities:
Accounts payable and accrued liabilities	$ 320,860	$ 314,277
Current maturities of long-term debt	22,319	49,957
Current liabilities held for sale	138	501
Income taxes	266	2,236
Total current liabilities	343,583	366,971
Long-term debt	1,798,542	1,840,532
Deferred preneed funeral revenues	591,360	596,966
Deferred preneed cemetery revenues	819,950	817,543
Deferred income taxes	303,982	246,730
Non-current liabilities held for sale	2,583	68,332
Other liabilities	384,960	378,768
Deferred preneed funeral and cemetery receipts held in trust	2,272,087	2,201,403
Care trusts' corpus	962,706	890,909

Stockholders' Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 254,950,906 and 254,027,384 shares issued, respectively, and 244,642,892 and 254,017,384 shares outstanding, respectively	244,643	254,017
Capital in excess of par value	1,637,828	1,735,493
Accumulated deficit	(513,914)	(603,876)
Accumulated other comprehensive income	101,903	97,142
Total common stockholders' equity	1,470,460	1,482,776
Noncontrolling interests	284	12
Total Equity	1,470,744	1,482,788
	$ 8,950,497	$ 8,890,942

SERVICE CORPORATION INTERNATIONAL CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In thousands)
	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$ 90,232	$ 88,522
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on early extinguishment of debt, net	9,357	(3,922)
Depreciation and amortization	87,676	82,821
Amortization of intangible assets	18,816	16,148
Amortization of cemetery property	23,438	21,723
Amortization of loan costs	3,223	2,526
Provision for doubtful accounts	4,137	8,606
Provision for deferred income taxes	39,273	42,418
(Gain) loss on divestitures and impairment charges, net	(5,831)	1,280
Share-based compensation	6,714	7,505
Excess tax benefits from share based awards	(831)	—
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	6,793	13,296
(Increase) decrease in other assets	(1,094)	12,916
Increase in payables and other liabilities	7,687	21,285
Effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	30,434	18,645
(Decrease) increase in deferred preneed funeral revenue	(4,218)	8,679
Decrease in funeral deferred preneed funeral receipts held in trust	(27,240)	(24,858)
Effect of preneed cemetery production and deliveries:
Increase in preneed cemetery receivables and trust investments	(29,849)	(27,019)
Increase in deferred preneed cemetery revenue	7,369	20,590
Increase (decrease) in cemetery deferred preneed cemetery receipts held in trust	1,496	(5,811)
Other	(1,471)	(1)
Net cash provided by operating activities	266,111	305,349
Cash flows from investing activities:
Capital expenditures	(67,443)	(62,460)
Proceeds from divestitures and sales of property and equipment	82,866	20,984
Acquisitions	(281,800)	(3,359)
Net withdrawals (deposits) of restricted funds and other	26,440	(1,023)
Net cash used in investing activities	(239,937)	(45,858)
Cash flows from financing activities:
Proceeds from the issuance of long term debt	245,000	—
Debt issuance costs	(6,203)	—
Payments of debt	(32,398)	(32,322)
Early extinguishment of debt	(118,562)	(86,114)
Principal payments on capital leases	(40,716)	(18,704)
Proceeds from exercise of stock options	1,469	13,405
Excess tax benefits from share based awards	831	—
Purchase of Company common stock	(86,871)	—
Payments of dividends	(30,224)	(30,060)
Bank overdrafts and other	(5,655)	(9,240)
Net cash used in financing activities	(73,329)	(163,035)
Effect of foreign currency	3,223	8,632
Net (decrease) increase in cash and cash equivalents	(43,932)	105,088
Cash and cash equivalents at beginning of period	179,745	128,397
Cash and cash equivalents at end of period	$ 135,813	$ 233,485

CONTACT:  Investors, Debbie Young – Director / Investor Relations, +1-713-525-9088, or Media, Lisa Marshall – Managing Director / Corporate Communications, +1-713-525-3066, both of Service Corporation International